Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated September 30, 2020 (January 14, 2021 as to the effects of the share split described in Note 29), relating to the consolidated financial statements as of and for the years ended December 31, 2019 and 2018 of Patria Investments Limited, which appears in Amendment No.3 to the Registration Statement on Form F-1 (No. 333-251823) of Patria Investments Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil

January 21, 2021